EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836
For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579
Lindsay Corporation Reports Fiscal 2011 Third Quarter Results
OMAHA, Neb., June 29, 2011—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fiscal third quarter ended May 31, 2011.
Third Quarter Results
Third quarter fiscal 2011 revenues of $153.4 million increased 53 percent from $100.1 million in the same prior year period. Net earnings were $15.3 million or $1.20 per diluted share compared with $6.2 million or $0.50 per diluted share, in the prior fiscal year’s third quarter.
Total irrigation equipment revenues increased 58 percent to $126.9 million from $80.4 million in the prior fiscal year’s third quarter. U.S. irrigation revenues of $76.7 million increased 60 percent, while international irrigation revenues of $50.2 million increased 55 percent compared to the same prior year period. Infrastructure revenues for the third quarter increased 35 percent to $26.5 million.
Gross margin was 27.0 percent compared to 25.2 percent in the prior year’s third quarter. During the fiscal third quarter overall gross margins improved on higher international irrigation margins and on improved margins in diversified manufacturing which includes railroad signals and structures, commercial tubing and contract manufacturing.
Operating expenses increased $3.2 million to $18.4 million compared to the third quarter of the prior fiscal year. The increase in operating expenses included higher personnel related costs, an incremental increase in expenses from the acquisitions of Digitec Inc., and WMC Technology Limited, and additional expenses for environmental monitoring and remediation as part of ongoing development and implementation of the EPA work plan at the Lindsay, Nebraska facility. Operating expenses were 12.0 percent of revenue compared to 15.2 percent of revenue in the prior fiscal year’s third quarter. Operating income was $23.1 million compared to $10.0 million in the same prior year period.
Cash and cash equivalents of $100.6 million were $17.1 million higher compared with last year. Debt decreased $4.3 million over the same period and $7.7 million of cash was used in acquisitions completed in the past year. At May 31, 2011, accounts receivable and inventory balances were $36.5 million higher compared to the prior year due to increased business activity.
Lindsay’s backlog of unshipped orders at May 31, 2011 was $43.3 million compared with $64.3 million at February 28, 2011 and $33.9 million at May 31, 2010.

Nine Month Results
Total revenues for the nine months ended May 31, 2011 were $362.8 million, a 34 percent increase from $271.2 million compared to the same prior year period. Total irrigation equipment revenues of $278.6 million increased 38 percent from a year ago, while infrastructure revenues increased 21 percent to $84.2 million. The Company’s operating income for the nine-month period was $46.8 million compared to $28.1 million during the same prior year period. Net earnings were $30.9 million or $2.44 per diluted share, as compared to $18.9 million, or $1.50 per diluted share for the prior year period.
Outlook
Rick Parod, president and chief executive officer, commented, “Conditions in the global agriculture markets continued to be strong throughout the primary irrigation selling season. Agricultural commodity prices remain significantly higher compared to the previous year, creating favorable economic conditions for growers, worldwide.”
Parod continued, “Infrastructure operating margin increased in the quarter due to operational improvements implemented and leveraging expenses on a higher base revenue.”
Parod added, “For our business overall, the global, long-term drivers of water use efficiency, population growth, increasing importance of biofuels, and improvements in infrastructure safety and security remain positive.”
Third-Quarter Conference Call
Lindsay’s fiscal 2011 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 748-0479 domestically, or (706) 758-9823 internationally, and referring to conference ID # 75449355. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At May 31, 2011, Lindsay had approximately 12.6 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Nine months ended
	May 31,		May 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Operating revenues	$153,446	$100,073	$362,780	$271,239
Cost of operating revenues	111,947	74,818	263,049	198,051

Gross profit	41,499	25,255	99,731	73,188

Operating expenses:
Selling expense	6,929	5,909	20,858	16,683
General and administrative expense	8,640	7,348	23,936	22,963
Engineering and research expense	2,789	1,949	8,125	5,418

Total operating expenses	18,358	15,206	52,919	45,064

Operating income	23,141	10,049	46,812	28,124

Other income (expense):
Interest expense	(192)	(474)	(591)	(1,291)
Interest income	71	49	150	215
Other income (expense), net	139	12	366	72

Earnings before income taxes	23,159	9,636	46,737	27,120

Income tax provision	7,870	3,388	15,837	8,217

Net earnings	$15,289	$6,248	$30,900	$18,903

Basic net earnings per share	$1.22	$0.50	$2.46	$1.52

Diluted net earnings per share	$1.20	$0.50	$2.44	$1.50

Weighted average shares outstanding	12,564	12,486	12,538	12,439
Diluted effect of stock equivalents	139	124	139	138

Weighted average shares outstanding assuming dilution	12,703	12,610	12,677	12,577

Cash dividends per share	$0.085	$0.080	$0.255	$0.240

Lindsay Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Unaudited)
	May 31,	May 31,	August 31,
($ in thousands, except par values)	2011	2010	2010
ASSETS
Current Assets:
Cash and cash equivalents	$100,568	$83,509	$83,418
Receivables, net of allowance of $2,464, $2,246 and $2,244, respectively	87,588	56,804	63,629
Inventories, net	52,833	47,070	45,296
Deferred income taxes	6,798	5,974	6,722
Other current assets	12,177	9,071	8,946

Total current assets	259,964	202,428	208,011

Property, plant and equipment, net	57,279	56,379	57,646
Other intangible assets, net	27,430	26,728	27,715
Goodwill, net	28,815	23,292	27,395
Other noncurrent assets	4,318	5,652	4,714

Total assets	$377,806	$314,479	$325,481

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,966	$29,547	$26,501
Current portion of long-term debt	4,286	4,286	4,286
Other current liabilities	40,445	29,981	36,295

Total current liabilities	87,697	63,814	67,082

Pension benefits liabilities	6,233	6,192	6,400
Long-term debt	5,357	9,643	8,571
Deferred income taxes	10,947	9,431	10,816
Other noncurrent liabilities	1,790	2,053	3,005

Total liabilities	112,024	91,133	95,874

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 18,268,549, 18,184,620 and 18,184,820 shares issued at May 31, 2011 and 2010 and August 31, 2010, respectively)	18,269	18,185	18,185
Capital in excess of stated value	34,162	30,515	30,756
Retained earnings	297,971	265,373	270,272
Less treasury stock (at cost, 5,698,448 shares at May 31, 2011 and 2010 and August 31, 2010, respectively)	(90,961)	(90,961)	(90,961)
Accumulated other comprehensive income, net	6,341	234	1,355

Total shareholders’ equity	265,782	223,346	229,607

Total liabilities and shareholders’ equity	$377,806	$314,479	$325,481

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	May 31,
($ in thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$30,900	$18,903
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	8,820	8,027
Provision for uncollectible accounts receivable	248	568
Deferred income taxes	(2,001)	(990)
Stock-based compensation expense	2,384	1,755
Gain on disposal of fixed assets	(43)	(537)
Other, net	(307)	121
Changes in assets and liabilities:
Receivables	(21,326)	(16,095)
Inventories	(5,330)	(2,280)
Other current assets	(2,929)	(3,127)
Accounts payable	15,441	10,439
Other current liabilities	2,642	(2,768)
Current taxes payable	853	2,285
Other noncurrent assets and liabilities	(1,077)	(1,513)

Net cash provided by operating activities	28,275	14,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,315)	(3,962)
Proceeds from sale of property, plant and equipment	57	577
Acquisition of business, net of cash acquired	(1,279)	(132)
Payment for settlement of net investment hedge	(1,261)	565

Net cash used in investing activities	(7,798)	(2,952)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under stock compensation plans	243	544
Principal payments on long-term debt	(3,214)	(11,697)
Net borrowing on revolving line of credit	1,212	345
Excess tax benefits from stock-based compensation	1,068	368
Dividends paid	(3,201)	(2,991)

Net cash used in financing activities	(3,892)	(13,431)

Effect of exchange rate changes on cash	565	(825)

Net increase (decrease) in cash and cash equivalents	17,150	(2,420)
Cash and cash equivalents, beginning of period	83,418	85,929

Cash and cash equivalents, end of period	$100,568	$83,509